UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to inquiries submitted between March 1, 2023 and March 31, 2023, if any, that comply with this policy are scheduled to become available around April 28, 2023.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;
•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	failing to recruit, develop, and retain qualified employees;
•	liability for any losses that result from errors in our automated advisory tools;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;
•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;
•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;
•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;
•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and
•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: March 23, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through February 28, 2023. We expect to provide additional answers in response to questions submitted through February 28, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

We received an unusually high volume of shareholder questions in February and have consolidated our responses to similar questions. To share information in as timely a manner as possible, we will be publishing our responses in installments. This is the first of the installments.

This month’s questions include several related to the profitability profile of our various products. We do not have business operating segments. Instead, we have one reportable segment and disclose revenue by type and product area, to provide useful information to shareholders. When we address relative margins, by type of revenue or product area, we employ a variety of cost allocation methodologies to directly attribute certain expenses to the product areas. These methodologies are not complete and, like our product areas, change from time to time. As a result, our discussions of relative margins are directional and based on estimates. Moreover, certain significant pools of operating expenses, including those for data, research, information technology systems, infrastructure, sales, marketing, facilities, and other corporate functions, are managed by centralized teams. The assumptions and methodologies related to the allocation of these expenses to product areas may also change over time, which could impact our margin estimates and comparability over time.

Strategic Priorities

1.	Considering the 4Q numbers from PitchBook and Sustainalytics, you are in a totally different operating environment than you were 6 months to a year ago What are the top financial and strategic priorities for management for the next 6-12 months? Given that your business and the broader economic environment are both showing signs of weakness, can you please talk about your philosophy with respect to spending during a downturn. How will you balance profitability and growth in an uncertain environment? It seems like growth is taking precedent over profitability to a large degree.

We recognize that the operating environment has changed, and we are responding to those changing conditions. Performance in parts of our business in the second half of last year was certainly impacted by declines in global markets and soft credit market issuance. We saw this impact in DBRS Morningstar, Investment Management, and Workplace, which collectively declined by 21% in the second half of 2022 versus the second half of 2021. In these areas, we reacted quickly and slowed down the pace of hiring and investment; however, it was not enough to offset the margin impact from the revenue declines given the fixed nature of much of the cost structure.

PitchBook and Morningstar Sustainalytics posted 30.7% and 25.9% organic revenue growth, respectively, for the fourth quarter. We discuss PitchBook’s growth trend in a response to a separate question. Within Sustainalytics, the softness in second party opinions, which is linked to credit market activity, and slower growth in ESG risk ratings were the primary drivers of sequential deceleration of growth. Even though growth remained strong in PitchBook and Sustainalytics through year end, we are being prudent in our approach to investments in 2023.

As we navigate the current climate, we are focused on balancing profitability and growth more broadly across the business. We are limiting hiring and new investments, including in parts of the business that are growing well. New investments today are concentrated in a handful of areas, such as in building our wealth platforms, climate and impact data, and private debt capabilities. But even there, we have slowed the pace of investments.

Our goal is to grow revenue and increase margins over time while prudently managing costs in the near term.

Margins and Investment

2.	Given that operating expenses have exceeded revenue growth in 2022, what is your targeted return on these investments? You have cited that some are shorter return, some are longer, but what exactly is your internal rate of return target for these investments?

Overall, we seek to earn cash on cash returns well in excess of our cost of capital. While our base hurdle rates are in the mid-teens, we expect higher long-term returns for many of the investments we have made.

3.	In the Q3 press release you noted “We are being prudent and moderating hiring activity as we navigate the current environment.” – how does that specifically translate into your margin profile expectations over calendar year 2023? Does management expect margins will improve year-over-year in 2023 or in 2024? Is there a lower limit on how far management is willing to let them fall? What is the cadence of this margin profile over the course of this year? Have we hit a bottom on your margin profile? If not, when do you expect to hit a bottom and improve profitability margins?

In 2022, our operating margin was 9.0%, down 610 basis points from 15.1% in 2021, while our adjusted operating margin was 16.0%, down 530 basis points from 21.3% in 2021. Our margins in 2022 reached a low point not seen in recent periods. Part of the decline was driven by the unique nature of our PitchBook stock incentive plan (which will be addressed in a subsequent response). If we took the stock-based compensation associated with the PitchBook incentive plan and spread it equally over the three years of the plan, our adjusted operating margin would have declined by approximately 380 basis points in 2022. That said, margins and overall financial performance did underperform our expectations. This was evidenced by lower bonus payouts across the company which are tied to both adjusted revenue and adjusted EBITDA.

The 380-basis point decline noted above can be attributed to certain product areas in 2022, including Morningstar Sustainalytics, Investment Management, and the broader Wealth business area, DBRS Morningstar, and Workplace. Some of the decline was due to heavier investment, particularly in Sustainalytics and Wealth. In other areas, including DBRS Morningstar, our core Investment Management activities and Workplace, the decline was due to market conditions.

We view the 16.0% adjusted operating margin as close to an annual low point in our investment cycle. While it is difficult to call a “bottom” in our quarterly margin profile as we see how market conditions unfold, we are focused on increasing margins over the near-to-medium term to be more consistent with historical peaks.

4.	Is there a structural reason why adjusted operating margins should be lower than peers? Other listed peers were operating at over 30% adjusted operating profit margins historically when at a scale similar to present Morningstar.

a.	What factors explain the differences in margins at present? Will any of these persist in the medium term?
b.	When comparing vs. peer-group as per previous investor days – will the company also benchmark profit growth and margins?

In the past, we have attempted to give some insight into how the margins in our business areas compare in relation to each other and the corporate average. It’s often difficult to make direct comparisons to our peers given different business mix and relative size and scale. That said, we intend to cover companywide margin and some of the relative comparisons again in our upcoming shareholder meeting in May.

In the interim, we can provide an update on the relative performance across business areas. We’d note that we are only able to address relative margins by type of revenue or product area on a directional basis based on estimates. We are a one-segment business, and a large portion of our costs are managed by centralized teams. Over time, the composition of product areas and allocation of expenses can change.

License-based products continue to tend to offer the highest margins in aggregate, reflecting the operating leverage in data, research, and software subscriptions. License-based revenue accounted for 71.2% of our consolidated revenue in 2022 and included sales generated by products including PitchBook, Morningstar Data, Morningstar Direct, Morningstar Sustainalytics, and Morningstar Advisor Workstation. In aggregate, these areas had adjusted operating income margins above the corporate average in 2022. Within the group, Sustainalytics has the lowest margins which is reflective of the heavy investments we have made since the acquisition to develop capabilities to drive long-term growth.

In 2022, margins on our transaction-based products were below those offered by license-based products in aggregate. This largely reflects the market challenges in credit ratings and the resulting impact on DBRS Morningstar’s revenue. Transaction-based revenue accounted for 14.4% of our total revenue last year.

Our asset-based products, which accounted for 14.4% of our total revenue, continue to have the lowest level of margins across our product groupings in aggregate. This group includes Investment Management, Workplace Solutions and Morningstar Indexes. The aggregate margins in these areas were below the company average in 2022. These products are generally priced as basis points on assets under management and experienced negative operating leverage as markets declined last year. Margins here also continue to reflect the investments we have made to scale certain areas, including building our Wealth Platforms in both the US and UK and developing key capabilities in Indexes including our own calculation engine. Workplace continues to have the highest margins in this grouping.

5.	What percentage of incremental revenue dollars for PitchBook year-over-year in 2022 were reinvested into the business versus contributed to operating profits? What has been the incremental dollar amount of operating profit (actuals) for PitchBook per dollar of year-over-year revenue growth in 2022, including these investments?

As a one-segment business, we do not provide the specific revenue flow through to profit for any product area. Based on our estimates, which include assumptions related to the allocation of expenses, we’d note that PitchBook provided a positive contribution to the change in year-over-year margins between 2021 and 2022.

PitchBook

6.	What is the cost of revenues excluding stock-based compensation associated with PitchBook in 2022?

We do not disclose cost of revenue for any product area. Our cost of revenues for the total company, excluding the stock-based compensation expense for the PitchBook incentive plan, was $742 million.

7.	Can you speak to what drove the deceleration in new licenses at Pitchbook in the fourth quarter? PitchBook full-year organic growth was strong at $117.5 million year-over-year. Q4 contribution to this was $26 million. What drove the relative deceleration of both sequential and year-over-year growth in PitchBook in Q4? Are you starting to see any signs of saturation in the marketplace for the product? What have you seen from a demand standpoint on both new logo wins and existing clients for PitchBook’s client base upon price renewals across each of your end markets? Are you seeing softness in the start-up or venture capital client segments due to the macroeconomic environment? Did you see any impact from increased client churn or reduction of seat count?

The deceleration in PitchBook license growth in the fourth quarter of 2022 compared to the third quarter of 2022 was due to several factors. The first was the impact of ongoing maintenance of licensed user lists, including user audits, provisioning access, and the winding down and shutting off of non-paying users. These activities had a negative impact on our licensed user counts in the fourth quarter but had no effect on revenue or our aggregate annual contract value (ACV).

The decline in licenses was also the net impact of stronger demand in certain client segments and softening in others. In particular, we experienced reduced demand from corporate clients as M&A activity slowed and companies were constrained in their ability to add seats and/or renew their contracts. We also experienced increased churn in the second half of 2022, particularly from non-core clients including start-ups and SPACs. Encouragingly, renewal rates remained consistent for other core customer segments (including private equity and venture capital).

We believe that PitchBook has performed well in a challenging environment. We continue to see strong demand from new logos and existing clients in our core client segments. Given the size of PitchBook’s business relative to our total addressable market, we do not believe that we are reaching saturation in any of our core segments. Meanwhile, the introduction of Leveraged Commentary & Data (LCD) news, research, and data into our offering creates opportunity to drive greater demand with private credit market participants, where we currently have limited reach.

We also note, that while license counts provide some useful information about business trends, they can include noise that comes from ongoing license maintenance activities as discussed above. In addition, the structure of our enterprise licenses creates more variability in the correlation between the number of user licenses and revenue. As a result, we believe that it makes sense to look at license and revenue growth on a year-over-year basis, rather than focusing solely on the sequential quarter-over-quarter trend. In addition, a small but growing portion of PitchBook’s revenue comes from licensing data to customers outside of the PitchBook platform, which is reflected in revenue but not in the license counts.

8.	Is there a structural sales margin differential that creates a larger tradeoff between growth and profitability for PitchBook relative to other data/license products?

We do not believe that there is anything structurally different about the PitchBook product relative to our other license-based product areas. In our evaluation of PitchBook, we look at commonly used return thresholds for software-as-a-service (SaaS) businesses. With customer lifetime value well in excess of customer acquisition costs and a sizable addressable market, we’re confident in our ongoing investments in the product. As we saw with PitchBook in 2022, as we grow, we can increase margins along with revenue.

9.	Should we expect PitchBook growth rates to moderate in 2023? If so, can the Q4 2022 run-rate growth levels be maintained or exceeded? If not, what factors would lead to either improved or slowing growth for PitchBook? Does this impact the long-term expectations for your business? When do you expect growth in Pitchbook to become more reliant on cross and up selling (and therefore pricing) within the existing client base? Is Pitchbook’s growth heavily reliant on a continued sales push and new logo wins?

While we cannot provide direct guidance on PitchBook growth rates, we can say that we continue to see meaningful growth in this business.  As PitchBook increases in size (at $408 million in revenue in 2022), it’s natural for growth rates to moderate even as we benefit from the impact of the growing incremental revenue contribution. Market conditions can also play a role in any given year as we noted softness in certain market segments in 2022.

Our growth continues to be driven by both the addition of new logos as well as the expansion of relationships with existing clients. We have increased the number of enterprise licenses at PitchBook, which provide access to all potential users in a group or firm for an aggregate fixed price and expect significant revenue growth to come from continuing to pursue this strategy. Meanwhile, our integration of LCD data, expansion of other new datasets, and development of new features, will help ensure we derive value from clients and will become a more important driver of growth in the near-to-medium term.

We remain very excited and optimistic about our strategy and prospects for PitchBook growth in the coming years.

10.	What functionality does PitchBook plan to add in 2023? Would PitchBook consider raising prices more substantially to reflect all the functionality added to the platform over the past 12-18 months? Can you discuss your pricing strategy in Pitchbook in 2023? How does the magnitude of price increases in 2023 compare to those in the past, and when do they start to take effect?

PitchBook’s product roadmap in 2023 is focused on building functionality that enhances fundraising, allocation, and benchmarking workflows as well as deal execution and market intelligence capabilities. For example, this year we expect to release the PitchBook VC Exit Predictor, a proprietary machine learning algorithm that assesses the likelihood of an investor exit. During the year, we are also focused on completing the integration of LCD data, research, and IP into the PitchBook Platform. The combination of PitchBook’s best-in-class private and public equity data, research, and tools, with LCD’s private credit coverage will create a centralized resource for informing deal structures, which increasingly involve private credit vehicles.

Our pricing strategy is based on continuously enhancing the value of the products and services we provide. We review prices annually and periodically institute price increases to reflect that increased value to our clients. We have been able to do this consistently over time, most recently with a meaningful increase in mid-2022, reflecting the product enhancements, data, research, and improving user experience that continue to make the PitchBook platform critical to our client’s needs.

Currently, PitchBook’s pricing strategy offers two options for clients:

-	Seat-based licenses. Under this option, a defined number of users within a firm have access to PitchBook; and

-	Enterprise licenses. Under this option, everyone within a group or firm has access to PitchBook. Over time, we have increased the number of firms on enterprise licenses and expect significant revenue growth to come from continuing to pursue this strategy.

Licenses are at the firm level and per user costs tend to decline with the increase in the number of users.

11.	PitchBook’s annual renewal rate was 121% in 2022. Could you walk through the bridge from the prior two years? What drove the increase from 115% to 127% and then to 121%? How has underlying demand for PitchBook’s products held up given the economic environment? What should we expect a normal annual renewal rate to be assuming PitchBook’s current run rate subscription revenues?

The annual net renewal rate is one of many metrics we consider when evaluating the health of the PitchBook’s business. The rate is based on many factors, including the overall economic environment. During the height of the pandemic in 2020, we saw the renewal rate decrease as customers were less inclined to expand their relationship during an uncertain time. As the economy and client confidence rebounded toward the end of 2020, our customers’ willingness to spend and expand the relationship returned and accelerated in many instances. Between 2017 and 2022, annual net renewal rates have averaged 121%, in line with the 2022 metric. Although we would expect that rate to fluctuate year to year, we remain very optimistic about our ability to renew and expand client relationships over time as we continue to invest in the PitchBook platform.

12.	How has the competitive landscape for PitchBook changed over the past year?

The competitive landscape has not changed materially in the last year. We still compete with a select few legacy data providers (S&P Capital IQ, Preqin, CB Insights) as well as smaller firms servicing portions of our client base. The human capital requirements of collecting reliably accurate information continue to create high barriers to entry in this space. PitchBook provides comprehensive, timely and transparent data for global private and public equity and venture capital asset classes as well as emerging technology sectors, including information on over 3.5 million companies, nearly 2 million deals, and over 100,000 funds. We are continually expanding our coverage and now deliver critical insights on further alternative assets including real assets, hedge funds, syndicated loan markets and, with the acquisition of LCD, private credit.

We expect that as we make progress integrating LCD into the PitchBook business and extend our addressable market to include more private credit use cases, we will encounter additional competitors. We believe that we are well-positioned to compete effectively against them.

Leveraged Commentary & Data

13.	Please provide the specific itemized impact to the profit and loss, balance sheet and cash flow for the LCD earnout in the first quarter 2023.

In the first quarter of 2023, we made the payment of the $50 million contingent consideration to S&P. This will result in the release of the associated liability on the balance sheet and a $50 million cash outflow within financing activities on the statement of cash flows. There will be no impact on the income statement.

Morningstar Indexes

14.	Would management consider M&A as an avenue to expand its indexing business?

While we have seen very strong organic growth for our Indexes business (which will continue to be our primary focus), we do consider acquisitions when they make sense to help us grow our global capabilities. We acquired Moorgate Benchmarks in 2021 to support our EMEA expansion and global technology capabilities, and our acquisition of LCD in 2022 brought us the Morningstar Leveraged Loan Indexes to expand our fixed income index products.

License-Based Products

15.	What is the current mix of the “other” license-based products for 2022? Please provide a breakdown between ETFs, Research, Enterprise, Office, LCD and any other categories? Excluding LCD, is the profitability of this “other” license-based revenue equivalent, above or below the license-based average margin? How does this group compare with Data and Direct margins – is it equivalent, above, or below?

In addition to PitchBook, Morningstar Sustainalytics, Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, and LCD, the license-based product category includes Morningstar Office, Morningstar.com Premium (recently renamed Morningstar Investor in the U.S. and Australia), Enterprise Components, Research Distribution, Reporting Solutions, and Commodity Data. These products are all built around our data and research and, in aggregate, have a similar margin profile to Morningstar Data and Morningstar Direct. You can find descriptions of many of these products in our annual report and on our company website.

Transaction-Based Products

16.	What line items are in non-DBRS Morningstar transaction-based revenues (e.g., conferences, etc.)? Is this non-DBRS transaction-based revenue profitable, breakeven, or operating at a loss? What factors within this line that might influence the margin profile of the transaction-based segment?

In 2022, DBRS Morningstar accounted for close to 90% of reported revenue from transaction-based product areas. Ad sales are the largest additional component, and our Morningstar Investment Conferences account for the remainder. Ad sales are generally displayed on morningstar.com and other international Morningstar websites and are linked to the overall profitability of those products. Ad sales on a standalone basis are highly profitable and incremental revenue drops directly to profit when growing and has an equal adverse impact when declining.

Effect of Changes in Foreign Currency

17.	As disclosed in Q3 2022, please provide a quarterly breakdown of the impact of foreign exchange, acquisitions/accounting changes, and organic growth by product category for all other quarters in 2022 (Q1, Q2, and Q4 2022).

We provided this breakdown in Q3 2022 and Q4 2022 and will provide it on an ongoing basis in upcoming quarters. When we publish the updated supplemental deck with our first quarter earnings release, we will include the breakdown for Q1 and Q2 2022 as well. The quarterly supplemental deck can be found at shareholders.morningstar.com by navigating to the Financials tab.

China Operations

18.	Could you please quantify the anticipated impact of the China-related one-time charges from Q4’22 to Q3’23? Are there further one-off expenses expected in 1H 2023? Are there costs associated with China operations in the underlying (adjusted) cost base that should reduce over 2023?

In our earnings release and Form 10-Q for the quarter ended September 30, 2022, and Form 10-K for the quarter ended December 31, 2022, we disclosed the financial impact of the reduction and shift of our operations in China in our non-GAAP metrics. Going forward, we will continue to report these costs in the same categories: severance and personnel expenses, transformation costs, and asset impairment costs. These costs totaled $35.7 million for 2022, including $5.6 million in the fourth quarter.

We expect the reduction of operations and shift of work to other Morningstar locations to be substantially completed during the third quarter of 2023. For the first three quarters of 2023, we expect to continue to incur costs in all three categories; however, most of the total costs have been recorded to date. For more context, we do not expect to record additional material amounts related to severance, but those payments will impact our cash flow as larger groups of employees begin to leave later this year. We also expect to incur costs related to the relocation of certain employees through our global mobility program. Finally, we anticipate costs related to asset impairment, specifically related to the downsizing of our office space in China. By the end of the third quarter of 2023, we expect to have cycled through the activities and our ongoing cost base will reflect this going forward.

Morningstar Culture

19.	Morningstar appears to have a great culture given the companies ranking and awards (e.g., Great Place to Work; Glassdoor, etc.). What are the reasons you think the company is able to deliver this? Is there a trade-off between stakeholders?

Various measures of our cultural attributes have persisted at high levels over many years, and we believe they are deeply woven into the fabric of our culture. As such, they provide the foundation of an attractive employee value proposition that enables great people to do great work. We intentionally guard these attributes through active communication and thoughtful modeling by leadership, which reinforces their importance and ensures they continue to thrive over the long term.

Additionally, we’ve built robust feedback mechanisms to help us understand employee experience, including measurements of satisfaction, intent to stay, discretionary effort, and employee engagement. Through these internal listening methods, which include quarterly employee surveys, focus groups, and exit interviews, as well as independent external channels such as Great Place to Work and Glassdoor, we have observed that several aspects of our culture are consistently recognized and valued by colleagues. These attributes include: a strong sense of optimism about Morningstar’s future; an enthusiasm for our mission, and a clear sense of how one’s own work connects to that mission; an inclusive environment with high levels of personal safety where employees are treated fairly and with respect; a strong ethical compass, reinforced by consistent leaders who “walk the talk”; an environment of mutual trust and personal freedom in how the work gets done; a bias towards performance, and a sense of accountability to deliver on commitments.

We do not believe there is a tradeoff between creating shareholder value and providing a great place to work. Our people are our most important asset. We believe that creating a great place to work helps us attract and retain the most talented people, ultimately driving performance and shareholder value.

Real Estate Footprint

20.	Is Morningstar considering renting/sharing workspace/real estate with another company? I recently heard that Google is doing that.

Given the open space design of Morningstar’s offices, sharing space with another company for our larger footprints would pose challenges related to collaboration and confidentiality.

That said, we do use coworking spaces (like WeWork) where we have smaller employee populations that can operate in these environments and where it is more cost effective. We also continuously review our real estate portfolio and evaluate opportunities to sublease space where possible. As headcount has grown in recent years, and, in some cases, outgrown office capacity, we’ve increasingly moved to an unassigned seating model that drives efficiency and also supports our hybrid work policy.

Taxes and Tax Rate

21.	When do you expect a decision from the relevant authorities regarding the $13.7m tax election made in Q4 please? If approved, will this all come back in a single quarter or be spread over the year?

We expect to receive a decision during 2023 but are unable to provide a more specific timeline. Upon approval, we would expect to release our reserve and recognize the full benefit in our effective rate (which is inclusive of reserves for both our 2021 and 2022 tax years) in the period in which we receive approval from the tax authorities and have confirmed that all requirements of the election have been met. The election is prospective and includes periods onwards from 2021. As a result, we expect to record additional reserves for each quarter in 2023 until our election is approved and confirmed.

Accrued Compensation and Deferred Commissions

22.	Why did accrued compensation and deferred commissions end the year as a negative -$37.5m please? This is normally a positive number at year end. What is driving this please and should this reverse in Q1 2023?

You are correct that we had a negative change of $37.5 million in accrued compensation and deferred commissions on the cash flow statement in 2022. Contributors to this change included:

o	A larger bonus accrual for 2021 (based on that year’s financial performance and paid in the first quarter of 2022) relative to the accrual for 2022. As we discussed in our Form 10-K, we expected to pay bonuses of $99.2 million related to the 2022 bonus program in the first quarter compared with $139.9 paid in 2022 for the 2021 bonus program. This had a negative impact on the change in accrued compensation and deferred compensation.
o	The tranche III payment of the Sustainalytics earnout, which was paid in the second quarter of 2022, included $40.0 million of accrued compensation, compared to $13.1 million of accrued compensation included in the tranche II payment made in 2021. This had a negative impact on the change in accrued compensation and deferred compensation.
o	A $23.0 million severance accrual related to the transition and shift of our China operations had a positive impact given that cash payments will occur in 2023.

We do not expect a reversal in the first quarter of 2023.

SVB Impact

23.	Does Morningstar have any deposits, credit facilities, etc. held with Silicon Valley Bank or Signature Bank?

No, we do not have any deposits, credit facilities, or any banking relationship with Silicon Valley Bank or Signature Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: March 23, 2023	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer